Exhibit 10.43

                            INDEMNIFICATION AGREEMENT


                  THIS INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of July ___, 2006, and effective as of the IPO Date (defined below) between XL Financial Assurance Ltd., a Bermuda insurance corporation ("XLFA"), and XL Insurance (Bermuda) Ltd, a Bermuda insurance corporation ("XLIB").

                              W I T N E S S E T H:

                  WHEREAS, XLFA and XLIB are both indirect wholly-owned subsidiaries of XL Capital Ltd, a Cayman Islands corporation ("XL Capital");

                  WHEREAS, the stock of XLFA will be transferred to a newly-formed holding company which will become the subject of an initial public offering ("IPO") by XL Capital or one of its wholly-owned subsidiaries;

                  WHEREAS, XL Capital Assurance Inc. ("XLCA"), another indirectly wholly-owned subsidiary of XL Capital, issued Financial Guaranty Insurance Policies Nos. [ * ] and [ * ] on [ * ] ("Policies"), and XLCA has ceded certain portions of these risks to XLFA pursuant to the Third Amended and Restated Facultative Quota Share Reinsurance Treaty, dated as of July 1, 2006 ("QSA");

                  WHEREAS, to facilitate the IPO, XLIB is prepared to indemnify XLFA in respect of future adverse development as respects the cessions of the Policies to it pursuant to the QSA.

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                  NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                    COVERAGE

                  Subject to the terms, conditions, and limitations of this Agreement, XLIB agrees to indemnify XLFA on an aggregate excess of loss basis for Aggregate Adverse Development up to the Maximum Liability Amount on the Subject Business (as each such term is defined in Article V).

                  No payments shall be made under this Agreement unless XLFA has first paid Ultimate Net Loss in an amount in excess of the Retained Reserves. Under no circumstances shall the total liability of XLIB under this Agreement exceed the Maximum Liability Amount (as that term is defined in Article V).

                  Nothing herein shall in any manner create any obligations or establish any rights against XLIB in favor of any third parties or any persons not parties to this Agreement except as provided in Article XIX.

                                   ARTICLE II

                                      TERM

                  This Agreement shall remain in full force and effect until the expiry of all liabilities under this Agreement or Commutation as provided for in
Article IX.

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                  The provisions of this Agreement shall continue to apply to all obligations and liabilities of the parties incurred hereunder to the end that all such obligations and liabilities shall be fully performed and discharged.

                                   ARTICLE III

                                    TERRITORY

                  The territorial scope of this Agreement shall be worldwide.


                                   ARTICLE IV

                                   [RESERVED]


                                    ARTICLE V

                                   DEFINITIONS

                  The following definitions shall apply in respect of all use of the defined terms in this Agreement:

                  A. "Aggregate Adverse Development" shall mean any increase in Total Incurred (as defined herein) on the Subject Business that will result in Ultimate Net Loss in an amount exceeding the Retained Reserves.

                  B.       [RESERVED]

                  C. "IPO Date" means the effective date of the initial public offering of Security Capital Assurance Ltd.

                  D.       [RESERVED]

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                  E.       "Loss Adjustment Expense" shall mean expenses of XLCA
ceded to XLFA and/or expenses of XLFA, in each case including all court costs, fees and expenses; fees for service of process; fees to attorneys; cost of undercover operative and detective services; fees and expenses for financial advisors, attorneys, third party servicers and consultants; fees of independent adjusters or attorneys for investigation or adjustment of claims beyond initial investigation, cost of employing experts for preparation of reports, photographs, diagrams, chemical or physical analysis or for advice, opinion or testimony concerning claims under investigation or in litigation; costs for legal transcripts of testimony taken at coroner's inquests, criminal or civil proceedings; costs for copies of any public records; costs of depositions and court reported or recorded statements; and any other similar fees; cost or expense reasonably chargeable to the investigation, negotiation, settlement or defense of a claim or loss or to the protection and perfection of the subrogation rights of any insured covered by the policies relating to the Subject Business. This amount shall not include overhead expenses of XLCA or XLFA or salaries or expenses of persons employed by XLCA or XLFA in an administrative or supervisory capacity, nor for ordinary office expenses of XLCA or XLFA.

                  F.       "Maximum Liability Amount" shall mean $[ * ]]

                  G.       [RESERVED]

                  H. "Retained Reserves" shall mean XLFA's (a) gross case reserves of $[ * ], calculated as of June 30, 2006, and (b) loss adjustment expense reserve of $[ * ] arising from the Subject Business before giving consideration to this Agreement, and after giving consideration to the facultative quota share reinsurance agreement effective August 17, 2001 between XLFA, as

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ceding company, and XLI, as reinsurer, as amended by amendment no 1 effective as of the IPO Date (the "XLFA/XLI Agreement), and before giving effect to any other third party reinsurance.

                  I. "Subject Business" shall mean the risks attaching under XLFA's reinsurance pursuant to the QSA of certain portions of (a) Financial Guaranty Insurance Policy [ * ] issued by XLCA on [ * ] and (b) Financial Guaranty Insurance Policy [ * ] issued by XLCA on [ * ].

                  J. "Term" shall mean the period from the IPO Date until the expiry of all liabilities under this Agreement, both days inclusive, in which increases to the Aggregate Adverse Development are eligible for coverage under this Agreement.

                  K. "Total Incurred" shall mean the sum of (i) Ultimate Net Loss paid after the IPO Date PLUS (ii) case reserves for Ultimate Net Loss unpaid.

                  L. "Ultimate Net Loss" shall mean the actual amount XLFA has paid or has become liable to pay with respect to the Subject Business including, without limitation, losses, Loss Adjustment Expenses, and the amount of any Extra Contractual Obligations and/or Excess Limits Liability after giving consideration to the XLFA/XLI Agreement, and before giving effect to any other third party reinsurance.

                  All salvages, recoveries, or payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement and pursuant to Article XIV and all necessary adjustments shall be made by the parties hereto, provided always that nothing in this definition shall be construed to mean that Ultimate Net Loss under this Agreement is not recoverable until XLFA's Ultimate Net Loss has been ascertained.

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                                   ARTICLE VI

            EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY

                  "Extra Contractual Obligations" as used in this Agreement shall mean those liabilities not covered under any other provision of this Agreement, including third party claims against XLCA, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure to settle within the limit of the Policies, by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action, all as determined by XLCA in its sole discretion.

                  "Excess Limits Liability" as used in this Agreement shall mean damages payable in excess of the limit of the Policies as a result of alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within the limit of the Policies, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action. Excess Limits Liability is any amount for which XLCA would have been contractually liable to pay, as determined by XLCA in its sole discretion, had it not been for the limits of the reinsured Policy.

                  The date on which any Extra Contractual Obligation and/or Excess Limits Liability is incurred by XLCA shall be deemed, in all circumstances, to be the date of the original loss.

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                  In the event any provision of this Article VI is rendered
illegal or unenforceable by the laws, regulations, or public policy of any jurisdiction, such provision shall be considered void as respects that jurisdiction only, and such a consideration shall not affect the validity or enforceability of any other provision of this Article VI in that jurisdiction nor the enforceability of such provision in any other jurisdiction.

                  In no event shall coverage be provided to the extent that such coverage is not permitted under New York Law.

                                   ARTICLE VII

                                   [RESERVED]


                                  ARTICLE VIII

                                   [RESERVED]


                                   ARTICLE IX

                                   COMMUTATION

                  This Agreement may be commuted upon the mutual agreement of the Parties. Upon any commutation XLIB will receive a full and final release from all past, current and future liability under or related to this Agreement.

                                    ARTICLE X

                             REPORTS AND REMITTANCES

                  A. As respects the Subject Business, XLFA shall furnish to XLIB within fifty (50) days after the end of each calendar quarter:

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                           1.       The quarterly account of Ultimate Net Loss
         paid as of the end of the calendar quarter and on a cumulative basis from the effective date of this Agreement; and

                           2. XLFA's estimate of case reserves for Ultimate Net Loss unpaid as of the end of the calendar quarter;

                  B. Within thirty (30) days following receipt of XLFA's quarterly report as called for above, XLIB shall pay to XLFA the positive amount, if any, by which paid Ultimate Net Loss from the effective date of this Agreement through the end of the calendar quarter, both dates inclusive, exceeds the Retained Reserves, minus any Ultimate Net Loss (net of any Ultimate Net Loss overpayments paid by XLFA) previously paid by XLIB under this Agreement. If XLIB shall dispute the amount owing by the debtor party as set forth in the report, the debtor party nevertheless shall pay the amount in dispute to the creditor party as provided in this paragraph pending resolution of the dispute as provided in this Agreement.

                  C. Notwithstanding the foregoing, at the option and upon the demand of XLFA, when the amount due in the aggregate as a result of any payment(s) on a claim under the policies relating to the Subject Business ("Policy Payment") exceeds US $500,000, XLFA shall be paid by special remittance within five (5) business days upon receipt of a special account, which shall be prepared by XLFA and shall contain all relevant details in connection with the claim.

                  D.       RESERVED.

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                  E.       In addition to the foregoing, as soon as reasonably
possible following the end of each calendar year, at XLIB's request XLFA shall provide XLIB with a copy of XLFA's Annual Report and/or statutory Annual Statement.

                                   ARTICLE XI

                  LOSS SETTLEMENTS AND LOSS ADJUSTMENT EXPENSES

                  XLCA shall be the sole judge as to what shall constitute a claim or loss covered under the Subject Business. XLCA shall, in its sole discretion, monitor, evaluate, negotiate, adjust, investigate, settle, defend or compromise all claims or potential claims and all losses or potential losses, including Extra Contractual Obligations and Excess Limits Liability. All such negotiations, adjustments, investigations, settlements, defenses and compromises shall be unconditionally binding on XLIB. In addition to amounts paid in settlement of losses, XLIB shall be liable for its proportionate share of all reasonable Loss Adjustment Expenses.

                  XLFA shall at all times use reasonable best efforts to keep XLIB apprised of the status of any material events with respect to the Subject Business and shall consult with XLIB as respects exercise of its rights and obligations under the QSA in respect of any material aspect of the Subject Business.

                                   ARTICLE XII

                               FOLLOW THE FORTUNES

                  A. XLIB's liability shall attach simultaneously with that of XLFA and shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, and to the same modification, alterations and cancellations as the policies, the true intent of this Agreement being that XLIB shall, in every case to which this Agreement applies,

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follow the underwriting fortunes of XLFA and XLIB shall be bound, without limitation, by any payments and settlements entered into by XLFA in good faith.

                  B. Nothing shall in any manner create any obligations or establish any rights against XLIB in favor of any third parties or any persons not parties to this Agreement.

                                  ARTICLE XIII

                                     OFFSET

                  In the event of insolvency of either XLFA or XLIB, offset shall be permitted in accordance with the terms of this Article. Subject to the foregoing, each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balances due from such party to the other party hereto under this Agreement or under any other agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due or to become due to the former from the latter under the same or any other agreement between them; and the party asserting the right of offset shall have and may exercise such right and regardless of the capacity in which each party acted under the agreement or, if more than one, the different agreements involved.

                                   ARTICLE XIV

                             SALVAGE AND SUBROGATION

                                   [RESERVED]


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                                   ARTICLE XV

                          DELAYS, ERRORS, AND OMISSIONS

                  Any inadvertent delay, error, or omission made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability that would have attached had such delay, error, or omission not occurred, provided that any error or omission is rectified as soon as reasonably practical.

                                   ARTICLE XVI

                           AMENDMENTS AND ALTERATIONS

                  This Agreement may be changed, altered, or amended as the parties may agree, provided such change, alteration, or amendment is evidenced in writing or by endorsement executed by XLFA and XLIB.

                                  ARTICLE XVII

                                ACCESS TO RECORDS

                  Provided XLIB gives at least fifteen (15) days prior written notice, it or its designated representatives, provided such representatives are reasonably acceptable to XLFA, shall have the right to inspect at any reasonable time, in the office of XLFA where the files are located, all records of XLFA that pertain in any way to this Agreement; XLIB's right of inspection shall survive expiration or cancellation of this Agreement, so long as any claim or premium matters remain outstanding.

                  All non-public information provided in the course of the inspection shall be kept confidential by XLIB as against third parties, except as respects any obligation to do so by law or contract.

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                                  ARTICLE XVIII

                              RESERVES AND FUNDING

                                   [RESERVED]


                                   ARTICLE XIX

                                   INSOLVENCY

                  In the event of the insolvency of XLFA and the appointment of a liquidator, receiver, conservator or statutory successor, reinsurance due under this Agreement shall be payable with reasonable provision for verification, on the basis of the liability of XLFA resulting from claims allowed against XLFA by any court of competent jurisdiction or by any liquidator, receiver, conservator or statutory successor having authority to allow such claims without diminution because of such insolvency or because such liquidator, receiver, conservator or statutory successor has failed to pay all or a portion of any claims.

                  Payments by XLIB as set forth above shall be made directly and exclusively to XLFA or to its liquidator, receiver, conservator or statutory successor except (a) where this Agreement specifies another payee in the event of the insolvency, or (b) XLIB, with the consent of the direct insureds, has assumed such policy obligations of XLFA as direct obligations to the payees under such policies in substitution for the obligations of XLFA to such payees.

                  In the event of the insolvency of XLFA, the liquidator, receiver, conservator or statutory successor shall give written notice of the pendency of a claim against XLFA under policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, XLIB has the right but not the duty to investigate said claim

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and interpose in the proceeding where the claim is to be adjudicated, at its own expense, any defense or defenses that it may deem available to XLFA, or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by XLIB will be chargeable against XLFA, subject to court approval, as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to XLFA solely as a result of the defense undertaken by XLIB. Should XLFA go into liquidation or should a receiver be appointed, XLIB will be entitled to exercise any offset rights specifically provided by this Agreement and to offset any other sums permitted under applicable law.


                                   ARTICLE XX

                                   ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement, or any alleged breach thereof, shall be determined by a sole arbitrator in accordance with the Bermuda International Arbitration and Conciliation Act 1992. The award of the arbitrator shall be final, binding and non-appealable, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All parties to any arbitration pursuant to this clause shall bear their own costs (but not the costs of any other party) unless the arbitrator shall otherwise decide.


                                   ARTICLE XXI

                                   [RESERVED]


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                                  ARTICLE XXII

                                   [RESERVED]


                                  ARTICLE XXIII

                                  GOVERNING LAW

                  This Agreement shall be governed by and construed according to the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

                                  ARTICLE XXIV

                                    CURRENCY

                  The currency to be used for all purposes of this Agreement shall be the currency of the United States of America. And the sign "$" in this Agreement refers to United States of America dollars.

                                   ARTICLE XXV

                        COMMUTATION OF OTHER REINSURANCE

         XLFA must give prior written notice to XLIB and XLIB must consent in writing to the commutation of any reinsurance provided by the QSA with respect to the Subject Business.


                                  ARTICLE XXVI

                                     NOTICE

                  All notices requests, demands, approvals and other communications under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or sent by overnight courier or sent by email to an address specified by one party to the other in writing. Any such notice or

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other communication shall be deemed given: (a) upon actual delivery if presented personally or sent- by overnight delivery or by facsimile transmission or sent by email and (b) three (3) business days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

If to XLFA:       XL House
                  One Bermudiana Road
                  Hamilton HM JX
                  Bermuda
                  Attention: Michael Rego

If to XLIB:       XL House
                  One Bermudiana Road
                  Hamilton HM JX
                  Bermuda
                  Attention: Daniel Sussman


                                  ARTICLE XXVII

                                   ASSIGNMENT

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. This Agreement is not assignable except by operation of law or by mutual consent of the parties hereto; such consent not to be unreasonably withheld.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                      XL FINANCIAL ASSURANCE LTD.


                                      By:
                                          -----------------------------------
                                          Name:
                                          Title:


                                      XL INSURANCE (BERMUDA) LTD


                                      By:
                                          -----------------------------------
                                          Name:
                                          Title:

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